UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

January 1, 2004
Date of report (Date of earliest event reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	811-04893	042942862
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts	02110
(Address of Principal Executive Offices)	(Zip Code)

(800) 426-5523
(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the January 2004 Monthly Review of the Fund’s performance by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2004

	By:	/s/ Carol Wang

Name: Carol Wang
Title: Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW
January 2004

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

     The much-anticipated “January effect” propelled Taiwan’s stock market, as the TAIEX gained 8.2% in NT dollar terms in January. Strong liquidity was apparent during the month as average daily market turnover increased 96% from December’s level. Foreign investors returned, and recorded net buying of, NT$95.8 billion in January, an increase from NT$19.4 billion in December. Investors focused particular attention on domestic consumption stocks on the back of a strengthening NT dollar, which appreciated 1.8% over the US dollar during January. Related sectors including construction, retailing, transportation, and tourism each rose more than 15% during the month. The focus was also on mid — and small -size companies and their leveraged growth prospects in 2004. The only sector that posted negative returns in January was the plastics sector, which experienced a downward correction after a strong rally in December 2003.

     In US dollar terms, the Fund returned 9.90% in January, which was slightly below the TAIEX’s return of 10.18%. While our sector-balanced strategy helped us benefit from the strong market, our holdings in the plastics and transportation sectors underperformed their respective sectors, which negatively affected the Fund’s performance. Conversely, our holdings in the technology sector, such as IC packaging and handset related companies, positively affected the performance of the Fund.

     While we expect a volatile market as the March presidential election approaches in March, our positive view of the market has not changed. We continue to favor the cyclical growth area and we will look to accumulate related stocks on any weakness during the coming month.

Total Fund Sector Allocation

	% of	% of
As of 01/31/04	Total Fund	TAIEX
Semiconductor	22.40	22.33
Banking	16.10	18.61
PC & Peripherals	13.70	14.41
Electronics	10.90	10.41
Plastics	7.90	7.01
Telecommunication	6.50	6.47
Steel	4.20	3.11
Transportation	3.20	2.89
Auto	2.30	1.29
Textile	1.70	1.86
Electricals	1.50	1.30
Chemical	1.00	1.42
Cement	0.70	0.94
Wire & Cable	0.70	0.77
Retail	0.60	0.87
Others	4.59	6.31
Total	97.99	100.00
Cash	2.01
Tech	53.52	54.16
Non-Tech	28.35	27.23
Financial	16.12	18.61
Total Net Asset: US$237.93Million

Top 10 Holdings of Total Fund Portfolio

As of 01/31/04	% of Total Portfolio
Taiwan Semiconductor Manufacturing Co.	8.14
Cathay Financial Holding Co. Ltd.	4.06
Hon Hai Precision Industry Co. Ltd.	3.79
United Microelectronics Corp. Ltd.	3.63
Au Optronics Corp.	3.57
MediaTek, Inc.	3.41
China Steel Corp.	3.36
Advanced Semiconductor Engineering, Inc.	3.10
Chunghwa Telecom Co. Ltd.	3.09
Chinatrust Financial Holding Co. Ltd.	2.97
Total	39.12
NAV: US$14.54 Price: US$12.97	Discount: -10.80%
No. of Shares: 16.4Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	9.90	10.18
Fiscal Year to Date**	13.40	15.60
One Year	29.52	32.12
Three Years	-2.26	1.42
Five years	0.25	0.57
Ten Years	0.04	–1.89
Since Inception	10.48	11.61

*Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the Taiwan Stock Exchange Index (“TAIEX”) are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

** The Fund’s fiscal year commences on September 1.

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Premium/Discount of TWN

Market Data

	As of 12/31/03	As of 01/31/04
TAIEX	5890.69	6375.38
% change in NTD terms	2.06	8.23
% change in USD terms	2.66	10.18
NTD Daily avg. trading volume (In Billions)	62.84	123.08
USD Daily avg. trading volume (In Billions)	1.85	3.69
NTD Market Capitalization (In Billions)	12376.84	13429.22
USD Market Capitalization (In Billions)	364.56	402.68
FX Rate: (US$/NT$)	33.95	33.35

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih*
Deputy Fund Manager: Jovi Chen

*Victor Shih became the Lead Fund Manager effective January 12, 2004.

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